MAIDENFORM BRANDS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

•	Net sales declined 1.1% and 2.1% in fourth quarter and full year respectively

•	Reported earnings per share of $0.10 and $1.05 for fourth quarter and full year respectively, including $0.03 per share fourth quarter restructuring charge

•	Department stores and chain stores channel net sales declined by 6.4% from 2007

•	Mass merchant channel net sales increased 12.6% year over year

•	Shapewear sales increased 27.6% over 2007

•	$43 million in cash and net debt of $45 million at year end

•	No material debt maturities until 2014

•	Provides guidance for 2009

Iselin, New Jersey, March 4, 2009—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported fourth quarter 2008 net sales of $94.7 million, a decline of 1.1% from the fourth quarter of 2007.  Full year 2008 net sales were $413.5 million, or 2.1% below last year.  Reported earnings per share (EPS) of $0.10 for the fourth quarter of 2008 and $1.05 for the full year 2008 were down from EPS of $0.27 and $1.43 in the fourth quarter and full year 2007, respectively.

Before the special items listed in Exhibit 2 of this press release, adjusted fourth quarter and full year 2008 EPS of $0.16 and $1.16, respectively, compare to adjusted fourth quarter and full year 2007 EPS of $0.26 and $1.33, respectively. Excluding a $0.03 per share charge in fourth quarter of 2008 for the previously announced workforce restructuring, full year EPS were $1.08, which compares to the company’s revised full year EPS guidance of $1.05-$1.07.

The Company ended 2008 with $43 million of cash and cash equivalents compared with $17 million at the end of 2007 and $37 million at the end of the third quarter 2008.  Net debt totaled $45 million at the end of the year, with no material maturities until 2014.  Ending inventory was down 6% from 2007 to $65 million.

Maurice S. Reznik, Chief Executive Officer, stated, “Despite the broad economic downturn, our business was comparatively stable, and we posted market share gains in the fourth quarter and for the full year.  We have confidence in our brands and products, and we are making disciplined long-term investments in new businesses such as our department and specialty store launches of Donna Karan® and DKNY®.  We are also bringing exciting new products to our customers, such as Custom Lift™, which we launched in December, and the upcoming major launch of our patent pending Total Solution™ products.

Throughout 2008, we strengthened our management team and our balance sheet, controlled our inventories and our spending, and achieved gains in our shapewear and mass merchant businesses.  We are naturally cautious about the current environment but remain excited about our prospects for 2009 and beyond.  We are focused on controlling everything we can without losing sight of the fact that the challenges of today will bring opportunities for tomorrow.  Therefore, we continue to simultaneously make targeted investments to grow our share and deliver value for our customers, retail partners and our shareholders.”

Financial Results for Fourth Quarter 2008 versus Fourth Quarter 2007

Net sales for the fourth quarter of 2008 decreased $1.1 million, or 1.1%, to $94.7 million.    Wholesale segment net sales in the fourth quarter of 2008 decreased $1.6 million, or 2.0%, to $79.9 million. Total international net sales, which are included in the wholesale segment, decreased $1.9 million, or 17.3%, to $9.1 million.  Retail segment net sales increased $0.5 million, or 3.5%, to $14.8 million in the fourth quarter of 2008.

Retail segment sales included 53 weeks in fiscal 2008 that contributed $1.4 million in incremental sales versus 52 weeks in 2007.   In our wholesale segment, fiscal 2008 contained three additional shipping days that were immaterial to our results.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel decreased $4.0 million, or 7.9%, to $46.6 million in the fourth quarter of 2008.  This decrease was primarily a result of the overall weakening consumer demand, greater emphasis by the Company’s customers on managing inventory levels and increased promotional activity associated with the global economic crisis and challenging market conditions.  Despite the unfavorable economic environment which affected certain product replenishment orders from our customers in this channel, the Company reported solid performance in its shapewear brands, particularly driven by Control It!TM and Flexees® Shapewear ChicTM and Weightless Power® collections.  In addition to the shapewear brands, the Company benefited from the launch and ongoing replenishment of its LulehTM brand and Custom LiftTM collection which were introduced in 2008.

Mass Merchants
Mass merchant channel net sales decreased $0.6 million, or 2.8%, to $21.0 million in the fourth quarter of 2008 as reduced sales to warehouse customers in the quarter were nearly offset by sales increases in our Sweet Nothings® and InspirationsTM brands.

Other
Net sales in the other channel increased $3.0 million, or 32.3%, to $12.3 million in the fourth quarter of 2008 primarily from increased sales to off-price and specialty retailers.

Retail Segment

Total retail segment net sales increased $0.5 million in the fourth quarter of 2008 with same store sales up 0.8% at Maidenform’s retail outlet stores.  The 53rd week accounted for $1.4 million of the retail segment net sales increase during the fourth quarter of 2008.  Excluding the impact of the 53rd week in the fourth quarter of 2008, our same store sales would have been down 9.6% resulting largely from reduced customer traffic and the overall economy.  Internet sales were up $0.2 million, or 22.2%, to $1.1 million.

As a percentage of net sales, consolidated gross margins decreased 600 basis points to 34.7%.  The majority of this decrease was a result of increased promotional activity as retailers acted to drive down inventories in the face of challenging market conditions, increased markdown expenses from excess and close-out inventories, and the mix of customers and product.

Consolidated selling, general and administrative expenses (SG&A) increased $1.9 million, or 7.2%, to $28.3 million in the fourth quarter of 2008 with $1.2 million for severance expense associated with a workforce reduction and $0.7 million of start-up costs from developing and implementing the new women’s intimate apparel business for the Donna Karan® and DKNY® brands. As a percentage of net sales, SG&A was 29.8% in the fourth quarter of 2008 compared to 27.6% in the fourth quarter of 2007.  Additionally, fourth quarter expenses included higher bad debt expense associated with certain customer bankruptcies, and increased foreign currency expense resulting from the strengthening of the dollar against other currencies.  Partially offsetting these increases was a reduction in incentive compensation along with managed cost reductions across most operating departments.

Due to all of the factors described above, operating income in the fourth quarter of 2008 was $4.6 million, or 4.9% of net sales, compared to $12.6 million, or 13.2% of net sales, in the fourth quarter of 2007.

Net interest expense in the fourth quarter of 2008 was $1.2 million compared to $1.3 million in the fourth quarter of 2007.

The Company’s effective income tax rate for the fourth quarter of 2008 was 29.5% compared to 43.8% in the fourth quarter of 2007, with the decrease in rate primarily resulting from non-recurring state tax benefits recorded during the quarter.

Net income for the fourth quarter of 2008 was $2.4 million and EPS was $0.10, and net income for the fourth quarter of 2007 was $6.3 million and EPS was $0.27.  Excluding the special items listed in Exhibit 2 of this press release, adjusted fourth quarter EPS were $0.16 in 2008 and $0.26 in 2007.

Financial Results for Fiscal 2008 versus Fiscal 2007
Net sales for 2008 decreased $8.7 million, or 2.1%, to $413.5 million.  Wholesale segment net sales for 2008 decreased $11.2 million, or 3.1%, to $355.0 million. Total international net sales, which are included in the wholesale segment, increased $0.9 million, or 2.3%, to $39.3 million. Retail segment net sales increased $2.5 million, or 4.5%, to $58.5 million.

The department stores and national chain stores channel net sales decreased $14.4 million, or 6.4%, to $209.7 million in 2008.  Sales were negatively affected by the aforementioned global economic conditions.  Partially offsetting this weakness, however, were the performances in the shapewear brands, particularly driven by Control It!TM and Flexees® Ultimate Instant Slimmer® and Wear Your Own Bra collections, and the launch and ongoing replenishment of our Custom Lift™ collection and Luleh™ brand which were not in the prior year.

Mass merchant channel net sales increased by $12.1 million, or 12.6%, to $108.2 million in 2008.  This increase was driven by the expansion of our Sweet Nothings® brand in the shapewear category, a new branded seamless shapewear program and the launch and ongoing replenishment of the InspirationsTM brand which was not in the prior year.

Other channel net sales decreased by $8.9 million, or 19.3%, to $37.1 million in 2008. This decrease was due primarily to a non-recurring private brand program with a specialty retailer that occurred in the first quarter of 2007 and lower sales to off-price retailers.

Retail segment net sales increased $2.5 million, or 4.5%, to $58.5 million. Retail operated 78 outlet stores at the end of 2008 and 2007 and same store sales, defined as stores that have been open for more than one year, increased 1.3%. The 53rd week accounted for $1.4 million of the retail segment net sales increase during 2008.  Excluding the impact of the 53rd week in 2008, our same store sales would have been down 1.4%.  Internet sales increased $1.2 million, or 31.6%, to $5.0 million in 2008.

Consolidated gross profit decreased $10.1 million, or 6.1%, to $155.7 million for 2008.  As a percentage of net sales, reported consolidated gross margins decreased 160 basis points to 37.7% driven by the same items discussed above for the fourth quarter of 2008.

Consolidated SG&A increased $11.9 million, or 12.2%, to $109.8 million for 2008 with $2.5 million of start-up costs from developing and implementing the new women’s intimate apparel business for the Donna Karan® and DKNY® brands. Consolidated SG&A for 2007 included a non-cash pension curtailment gain of $6.3 million.  Excluding this pension curtailment gain, consolidated SG&A increased $5.6 million, or 5.4%, from $104.2 million in 2007.  This increase was driven by the same factors described above for the fourth quarter of 2008 along with higher advertising expense to support new product launches and branding, somewhat offset by lower incentive compensation and a reduction in professional fees. As a percentage of net sales, excluding the curtailment gain, SG&A was 26.6% in 2008 compared to 24.7% for 2007.

In 2008, operating income decreased $22.0 million, or 32.4%, to $45.9 million.  Excluding the pension curtailment gain mentioned above, operating income for 2008 decreased $15.7 million, or 25.5%, from $61.6 million in 2007.  Operating income as a percentage of net sales, excluding the pension curtailment gain, decreased to 11.1% for 2008 from 14.6% for 2007.

Net interest expense for 2008 was $4.5 million, down from $9.0 million in 2007.  The decrease was a combination of the expensing of deferred financing costs of $2.4 million during the second quarter of 2007, lower average debt outstanding and a lower average interest rate for 2008 when compared to 2007.

Maidenform’s effective income tax rate for 2008 was 40.3% compared to 41.9% for 2007.  The decrease in the effective tax rate reflected the release of certain federal tax reserves that were no longer necessary and non-recurring state tax benefits that were recorded in the fourth quarter.

Net income for 2008 was $24.7 million and EPS was $1.05 compared to net income for 2007 of $34.2 million and EPS of $1.43.   Excluding the special items listed in Exhibit 2 of this press release, adjusted full year EPS were $1.16 in 2008 and $1.33 in 2007.

Financial Performance Guidance for 2009:

We expect the overall economy and the retail marketplace to continue to be challenging for our customers in 2009.  Despite limited forward visibility and recent customer bankruptcies that will result in $6 to $10 million of fewer sales in 2009, we remain focused on offsetting most of these top-line pressures with net sales increases from our core shapewear products, continued expansion at mass merchants, launch of our Donna Karan® and DKNY® lines, and our worldwide launch of Total Solution™.

Maidenform will continue to aggressively seek and develop innovative product solutions, and it is our strong belief that consumers will respond to our best-in-class products, technological advances, and product newness and value, particularly in this environment.

Based on the assumptions above, Maidenform anticipates the following:

First Quarter Outlook:

•	Net sales for the first quarter are expected to increase in the upper single digits percentage range, including sales to a specialty retailer.
•
Gross margins are anticipated to be around 34%, reflecting lower margin sales to a specialty retailer, increased promotional activity, and impact of channel mix with reduced retail store sales and increased sales in the mass merchant channel.

•	SG&A expense is expected to increase in the low to mid single digits over 2008 (SG&A is expected to be flat excluding expenses for our Donna Karan® and DKNY® investments).
•	EPS is expected to be in the range of $0.17 to $0.21.

Full Year Trend:

•	Net sales are expected to increase in the first quarter and to be flat to down in the low single digits percentage range in successive quarters with full year net sales around flat with 2008.
•
Gross margins are planned around 37% for the year with margins below 2008 in the first half of the year from increased promotional activity and sales to lower margin customers, and margin rates above 2008 in the second half of 2009 as the Company leverages its product cost saving initiatives and from favorable channel and customer mix.

•
The Company will continue to control its spending and its costs will increase only modestly as expense reduction actions will nearly offset increased costs for a full year of spending relating to its Donna Karan® and DKNY® businesses, targeted investments in product development and for replenishment of incentive plan provisions.

•	EPS for the full year 2009 is expected to be in the range of $0.90 to $1.00.

Conference Call Information
Maidenform will host a conference call and webcast this morning, Wednesday, March 4, 2009 at 8:30 am ET to discuss its fourth quarter and full year 2008 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through March 18, 2009 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 61828473.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 86-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control It!TM, LulehTM, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates®, Self Expressions® and InspirationsTM. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Financial Officer & Chief Operating Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, the Company is under no obligation to inform you if they do.  Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the unprecedented conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	January 3, 2009	December 29, 2007
Assets
Current assets
Cash and cash equivalents	$43,463	$16,602
Accounts receivable, net	38,974	45,775
Inventories	65,039	69,041
Deferred income taxes	11,837	11,015
Prepaid expenses and other current assets	13,852	7,497
Total current assets	173,165	149,930
Property, plant and equipment, net	19,577	19,992
Goodwill	7,162	7,884
Intangible assets, net	97,358	98,518
Other non-current assets	982	3,327
Total assets	$298,244	$279,651

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	31,667	36,022
Accrued expenses and other current liabilities	19,476	21,620
Total current liabilities	52,243	58,742
Long-term debt	87,250	88,625
Deferred income taxes	24,252	21,718
Other non-current liabilities	14,841	10,949
Total liabilities	178,586	180,034

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,496,003 outstanding at January 3, 2009
and 23,488,357 issued and 22,357,292 outstanding at December 29, 2007	235	235
Additional paid-in capital	60,567	60,919
Retained earnings	78,246	53,526
Accumulated other comprehensive (loss) income	(5,408)	872
Treasury stock, at cost (992,354 shares at January 3, 2009 and
1,131,065 shares at December 29, 2007)	(13,982)	(15,935)
Total stockholders’ equity	119,658	99,617
Total liabilities and stockholders’ equity	$298,244	$279,651

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		For the years ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Net sales	$94,787	$95,782	$413,542	$422,164
Cost of sales	61,942	56,826	257,848	256,365
Gross profit	32,845	38,956	155,694	165,799
Selling, general and
administrative expenses	28,206	26,353	109,781	97,880
Operating income	4,639	12,603	45,913	67,919

Interest expense, net	1,195	1,308	4,521	9,029
Income before provision
for income taxes	3,444	11,295	41,392	58,890
Income tax expense	1,015	4,944	16,672	24,686
Net income	$2,429	$6,351	$24,720	$34,204
Basic earnings per common share	$0.11	$0.28	$1.10	$1.50
Diluted earnings per common share	$0.10	$0.27	$1.05	$1.43
Basic weighted average number of
shares outstanding	22,446,304	22,382,282	22,402,342	22,815,398
Diluted weighted average number of
shares outstanding	23,398,582	23,477,292	23,433,107	23,960,606

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the years ended
	January 3, 2009	December 29, 2007
Cash flows from operating activities
Net income	$24,720	$34,204
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	3,612	3,269
Amortization of intangible assets	1,160	1,160
Amortization of deferred financing costs	189	2,927
Stock-based compensation	1,398	2,584
Deferred income taxes	3,876	5,285
Excess tax benefits related to stock-based compensation	(278)	(798)
Pension plan curtailment gain	-	(6,255)
Bad debt expense	2,218	-
Net changes in operating assets and
liabilities
Accounts receivable	4,583	(6,633)
Inventories	4,002	(22,130)
Prepaid expenses and other current and
non-current assets	(2,135)	(38)
Accounts payable	(4,355)	22,827
Accrued expenses and other current and
non-current liabilities	(2,731)	3,219
Income taxes payable	(3,286)	799
Net cash from operating activities	32,973	40,420
Cash flows from investing activities
Capital expenditures	(3,197)	(6,371)
Net cash from investing activities	(3,197)	(6,371)
Cash flows from financing activities
Term loan borrowings	-	100,000
Term loan repayments	(1,375)	(120,275)
Borrowings under revolving loan	-	5,000
Repayments under revolving loan	-	(5,000)
Deferred financing costs	-	(1,106)
Proceeds from stock options exercised	235	573
Excess tax benefits related to stock-based compensation	278	798
Payments of capital lease obligations	(186)	(102)
Purchase of common stock for treasury	-	(12,526)
Payments of employee withholding taxes related to
equity awards	(215)	-
Net cash from financing activities	(1,263)	(32,638)
Effects of exchange rate changes on cash	(1,652)	574
Net increase in cash	26,861	1,985
Cash and cash equivalents
Beginning of period	16,602	14,617
End of period	$43,463	$16,602

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$5,221	$6,682
Income taxes	$15,642	$16,891

Supplemental schedule of non-cash investing and financing activities
Equipment acquired with capital lease obligations	$-	$470

Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	January 3, 2009	December 29, 2007	$ change	% change
Department stores and
national chain stores	$46.6	$50.6	$(4.0)	-7.9%
Mass merchant	21.0	21.6	(0.6)	-2.8%
Other	12.3	9.3	3.0	32.3%
Total wholesale	79.9	81.5	(1.6)	-2.0%

Retail	14.8	14.3	0.5	3.5%

Total consolidated net sales	$94.7	$95.8	$(1.1)	-1.1%

	For the years ended
	January 3, 2009	December 29, 2007	$ change	% change
Department stores and
national chain stores	$209.7	$224.1	$(14.4)	-6.4%
Mass merchant	108.2	96.1	12.1	12.6%
Other	37.1	46.0	(8.9)	-19.3%
Total wholesale	355.0	366.2	(11.2)	-3.1%

Retail	58.5	56.0	2.5	4.5%

Total consolidated net sales	$413.5	$422.2	$(8.7)	-2.1%

	Three months ended		For the years ended
	January 3, 2009	December 29, 2007 (1)	January 3, 2009	December 29, 2007 (1)
Bras	55%	62%	62%	69%
Shapewear	38%	28%	31%	23%
Panties	7%	10%	7%	8%
	100%	100%	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to the current year presentation.

Exhibit 2
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
DILUTED EARNINGS PER SHARE GAAP TO NON-GAAP RECONCILIATION SCHEDULE
(unaudited)

The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure is important in gaining an understanding of the Company’s ongoing business and provides for comparative results from period to period.  In addition, the Company uses this non-GAAP measure internally to assist in evaluating and managing the Company’s operations.

					Full Year
	Three months ended		For the years ended		2008 guidance range
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007	From	To

Reported diluted earnings per share	$0.10	$0.27	$1.05	$1.43	$1.02	$1.04
Adjustments:
Deferred financing costs (i)	-	-	-	0.06	-	-
Pension curtailment gain (ii)	-	(0.01)	-	(0.16)	-	-
Restructuring	0.03	-	0.03	-	0.03	0.03
Start-up costs (iii)	0.01	-	0.06	-	0.06	0.06
Chief Executive Officer retirement	0.02	-	0.02	-	0.02	0.02
Non-GAAP diluted earnings per share	$0.16	$0.26	$1.16	$1.33	$1.13	$1.15

(i) Expensing deferred financing costs as a result of refinancing the Company's credit facility.

(ii) Maidenform's pension plan was frozen effective January 1, 2007 for current employee participants and closed to new entrants.  In connection with this freeze, the Company recognized a non-cash curtailment gain.

(iii) Start-up costs associated with developing and implementing the worldwide women's intimate apparel business for the Donna Karan® and DKNY® brands.

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